Exhibit 99.1

Titan Pharmaceuticals, Inc.

Contacts:
Investors	Media
Robert Farrell	Keri P. Mattox
Executive Vice President & CFO, Titan	Pure Communications
650-244-4990	215-790-0105

Titan Pharmaceuticals Announces Spheramine® Initial Phase IIb Results

South San Francisco, CA – July 2, 2008 – Titan Pharmaceuticals, Inc. (AMEX:TTP) today announced initial analyses show that Spheramine® did not meet the Phase IIb clinical study’s primary or key secondary endpoints, with no significant differences detected between the Spheramine and sham surgery arms of the study after 12 months of follow-up. The Phase IIb trial was designed to explore the safety, tolerability and efficacy of Spheramine, the company’s novel cell-based therapy for the potential treatment of moderate to advanced Parkinson’s disease.

“First and foremost I want to thank the patients and investigators for their participation in this trial and their commitment to the Spheramine program,” said Dr. Marc Rubin, President and CEO of Titan. “We are disappointed by these data as we have been diligently working to address the critical unmet medical need facing Parkinson’s patients. Although we do not expect our partner Bayer Schering Pharma to continue development of this product, we will continue to analyze and assess these data to better understand the study findings and determine our next steps.”

Dr. Rubin added, “We are highly committed to our two later-stage programs, Iloperidone and Probuphine, both of which have key upcoming milestones with a PDUFA date for Iloperidone in late July, and Probuphine Phase III trial results expected in the third quarter of this year.”

About this Phase IIb STEPS Trial

The STEPS Trial is a Phase IIb multicenter, double-blind, randomized, sham surgery–controlled study conducted by Bayer Schering Pharma, Titan’s partner in the development and commercialization of Spheramine. The trial was designed to explore the safety, tolerability and efficacy of Spheramine in PD patients with advanced disease who have insufficient symptom control by optimum oral medication. A total of 71 patients were randomized to receive either Spheramine injections into both hemispheres or a sham surgical procedure in a ratio of 1:1. The sham surgery involves the drilling of a burr hole into the skull at the site of injection. No penetration of the brain covers (meninges) occurs and there is no administration of a placebo substance. The first patient was treated in April 2003 and the last was treated in June 2007.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is focused on the late-stage development and commercialization of innovative treatments for central nervous system disorders including schizophrenia, opioid addiction, Parkinson’s disease and chronic pain. Titan has established strategic partnerships with leading pharmaceutical companies, including Vanda and Bayer Schering, to advance some of these programs. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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